Exhibit 10.2
Employment Agreement
     This Employment Agreement (this “Agreement”) is entered into as of June 14, 2010 (the “Agreement Date”), by and among Intelligroup, Inc., a New Jersey corporation (together with its successors and assigns, the “Company”), and Vikram Gulati (the “Executive”).
RECITALS
     WHEREAS, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 14, 2010 among NTT Data Corporation, a corporation organized under the laws of Japan (“Parent”), Mobius Subsidiary Corporation, a New Jersey corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and the Company, Merger Sub shall be merged with and into the Company, and the Company shall continue as the surviving corporation and a wholly owned subsidiary of Parent (the “Transaction”);
     WHEREAS, the Company and the Executive (the “Parties”) wish to provide for the Executive’s employment with the Company on the terms contained herein, effective upon the Effective Time (as defined in the Merger Agreement) (the “Effective Date”);
     WHEREAS, as a condition and material inducement for Parent to enter into the Merger Agreement and consummate the Transaction, the Executive is entering into this Agreement concurrently with the execution of the Merger Agreement; and
     WHEREAS, the Parties have entered into that certain Employment Agreement, originally dated June 30, 2005, as amended through July 31, 2009 (the “Prior Employment Agreement”), which, effective as of the Effective Date, shall be terminated and replaced by this Agreement as described in Section 9.1, below.
     NOW THEREFORE, in consideration of the mutual promises contained in this Agreement and for other good and valuable consideration, the sufficiency of which is hereby agreed, the Parties agree as follows:
1. Employment.
     The Company agrees to continue to employ the Executive during the Term (as defined in Section 2, below) as its Chief Executive Officer and President, and the Executive agrees to continue to serve the Company in such capacities, on the terms set forth herein. During the Term, the Executive shall report directly to the Board of Directors of the Company (the “Board”) and shall have all authorities, duties and responsibilities that are commensurate with the position of Chief Executive Officer and President of the Company. The Executive’s principal place of employment shall be in Princeton, New Jersey or at the Company’s headquarters (currently in Princeton, New Jersey); provided, that the Board reserves the right to change the Company’s headquarters at any time at its sole discretion.

2. Term of Employment.
     The period of the Executive’s employment under this Agreement (the “Term”) shall begin on the Effective Date and shall continue through the end of the second calendar year that begins after the Effective Date; provided, however, that the Term shall thereafter be extended automatically for successive additional one-year periods unless, at least forty-five (45) days prior to the then-scheduled date of expiration of the Term, either Party gives written notice to the other Party that it is electing not to so extend the Term. Notwithstanding the foregoing, the Executive’s employment hereunder, and the Term, may be earlier terminated in strict accordance with the provisions of Section 6, below.
3. General Employment Terms.
     During the Term, the Executive shall: (i) devote his full business time and attention to the performance of his duties hereunder; (ii) use his best efforts to promote the interests of the Company and to perform faithfully and efficiently his duties and responsibilities hereunder; and (iii) not engage in other employment, except with the prior consent of the Board. The Executive agrees to abide by the rules, regulations, personnel practices and policies of the Company, and any changes thereto that may be adopted by the Company from time to time. Nothing in this Agreement or elsewhere shall preclude the Executive from: (i) engaging in charitable and professional activities and in community affairs without remuneration, including without limitation his activities as a charter member of TiE and a member of the board of Chinmaya Mission Tristate Center (“CMTC”), (ii) accepting and fulfilling a reasonable number of speaking engagements, or (iii) managing his personal investments and affairs; provided that such activities do not either individually or in the aggregate interfere with the proper performance of his duties and responsibilities hereunder and are carried out in conformance with the Executive’s obligations to the Company, including, but not limited to, under Section 8.
4. Compensation.
     4.1 Base Salary. The Executive shall receive an annualized base salary of at least two hundred twenty-five thousand US dollars (US$225,000.00) (as may be increased from time to time by the Board in its sole discretion, his “Base Salary”) in respect of his services hereunder during the Term. The Base Salary shall be payable in cash, subject to applicable withholdings, in accordance with the current payroll policies of the Company. During the Term, the Executive’s Base Salary shall be subject to annual review by the Board and may be adjusted for increases only. During the Term, the Base Salary may not be decreased for any purpose (including, without limitation, for the purpose of determining benefits under Section 6) without the Executive’s prior written consent.
     4.2 Annual Incentive Compensation Bonus. As further compensation:
          (a) The Executive will continue to participate in the Company’s Executive Incentive Bonus Plan for calendar year 2010, in accordance with the terms and conditions of such plan in effect on the Agreement Date. In particular, the Executive shall be eligible under such plan for a cash bonus (the “2010 Annual Bonus”) in the target amount of two hundred seventy-five thousand US dollars (US$275,000). The 2010 Annual Bonus actually paid under such plan, if any, will be based on the level of achievement of the applicable performance goals in effect on the Agreement Date, with the threshold and maximum cash bonus percentages equal to fifty percent (50%) of target (US$137,500) and one hundred thirty percent (130%) of target (US$357,500), respectively, all as determined by the Board reasonably and in good faith.
          (b) For fiscal year 2011 and each subsequent fiscal year of the Company that begins during the Term, the Executive will participate in an annual bonus plan of the Company and/or its affiliates pursuant to which the Executive will be entitled to receive a cash bonus (an “Annual Bonus”) based on terms and conditions to be determined by the Board (in consultation with the Executive and consistent with this Agreement), including, but not limited to, with respect to performance goals and target, threshold and maximum annual percentages. The terms and conditions will be communicated to the Executive in writing within ninety (90) days following the beginning of the fiscal year to which performance for the applicable Annual Bonus relates. The amount of the Annual Bonus, if any, paid to the Executive for any year will be determined based upon the extent to which the applicable performance goal(s) specified by the Board are achieved (or exceeded) at threshold, target or maximum levels and will be adjusted for under- or over-performance, all as determined by the Board reasonably and in good faith. The target Annual Bonus for each fiscal year shall be no less than two hundred seventy-five thousand US Dollars (US$275,000). Any Annual Bonus or 2010 Annual Bonus earned by the Executive during the Term shall be paid to him as soon as reasonably practicable after the end of the year for which it is earned, but in no event later than the 15th day of the third month following the year for which it is earned.
     4.3 Long-Term Incentive Plans (“LTIPs”).
          (a) Initial LTIP. The Executive will participate in an LTIP implemented for certain employees of the Company, including the Executive, pursuant to which the Executive will be entitled to receive a cash bonus based on terms and conditions to be determined by the Board (in consultation with the Executive and consistent with this Agreement), which will be documented and communicated to the Executive in writing by March 31, 2011; provided, however, that (i) the LTIP shall consist of two overlapping performance periods: the first performance period over which achievement of the applicable performance goals for such period will be measured shall be one (1) year, commencing on January 1, 2011, and ending on December 31, 2011 (the “First Performance Period”) and the second performance period over which achievement of the applicable performance goals for such period will be measured shall be two (2) years, also commencing on January 1, 2011, but ending on December 31, 2012 (the “Second Performance Period”); (ii) for the First Performance Period, the Executive’s target percentage shall be seventy-five percent (75%) of Base Salary (as in effect on January 1, 2011) with the threshold and maximum cash bonus percentages equal to fifty percent (50%) of target and two hundred percent (200%) of target; (iii) for the Second Performance Period, the Executive’s target percentage shall be seventy-five percent (75%) of Base Salary (as in effect on January 1, 2011) with the threshold and maximum cash bonus percentages equal to fifty percent (50%) of target and two hundred percent (200%) of target; and (iv) the actual earned cash bonus, if any, for each of the First Performance Period and the Second Performance Period shall be paid as soon as reasonably practicable, but in no event later than the 15th day of the third month following the end of the applicable year in which the cash bonus is earned. Notwithstanding the foregoing, the actual earned cash bonus, if any, payable to the Executive for the applicable performance period will depend in part upon the extent to which the applicable performance goal(s) are achieved or exceeded and will be adjusted for under- or over-performance, all as determined by the Board reasonably, in good faith, and in accordance with the terms and conditions of the LTIP.
          (b) Subsequent LTIPs. For each two-fiscal-year period that begins during the Term but on or after January 1, 2012, the Executive will be eligible to participate in an LTIP implemented for certain employees of the Company, including the Executive, pursuant to which the Executive will be entitled to receive a cash bonus based on terms and conditions to be determined by the Board (in consultation with the Executive and consistent with this Agreement), including, but not limited to, performance goals; provided, however, that (i) the Executive’s target bonus shall be one hundred percent (100%) of Base Salary (as in effect on the first day of the performance period over which achievement of the applicable performance goals will be measured) with the threshold and maximum cash bonus percentages equal to fifty percent (50%) of target and two hundred percent (200%) of target, (ii) the performance period over which achievement of the applicable performance goals will be measured shall be two (2) fiscal years, and (iii) the actual earned cash bonus, if any, shall be paid as soon as reasonably practicable, but in no event later than the 15th day of the third month following the end of the performance period for which the cash bonus is earned. The actual earned cash bonus, if any, payable to the Executive for any performance period will depend in part upon the extent to which the applicable performance goal(s) specified by the Board are achieved or exceeded and will be adjusted for under- or over-performance, all as determined by the Board reasonably, in good faith, and in accordance with the terms and conditions of the LTIP. The terms and conditions of each LTIP described in this Section 4.3(b) shall be set forth in a separate document and communicated to the Executive in writing within ninety (90) days following the commencement of the performance period under the LTIP.
     4.4 Employee Benefits. The Executive shall be entitled to participate, at his election and subject to the terms of the applicable plans, in all retirement and welfare benefits made generally available to the Company’s senior executives. These benefits will be provided by the Company either through (A) one or more of the retirement and welfare benefits plans maintained by the Company immediately prior to the Effective Date, (B) the retirement and welfare benefits plans maintained by the Company’s affiliates as of or following the Effective Date, or (C) a combination of clauses (A) or (B). Without limiting the generality of the foregoing, the Executive will in all events be entitled to the following benefits:
          (a) Vacation and Sick Leave. The Executive shall be entitled to participate in the standard vacation and sick leave benefit plan made available to senior executives of the Company generally, provided that the number of vacation days afforded to the Executive under any such plan shall in no event be less than 20 days per year.
          (b) Business Expense Reimbursement. The Executive shall receive reimbursement of all legitimate and reasonable business expenses that he incurs in connection with performing his responsibilities hereunder pursuant to the written policies applicable to the Company’s senior executives generally.

          (c) 401(k) Plan. The Executive shall be entitled to participate in the 401(k) retirement benefit plan made available to the Company’s executives, in accordance with the terms and conditions of such plan.
          (d) Insurance Plans. The Executive shall be entitled to participate in the life, health, dental, short and long-term disability plans made available to the Company’s senior executives, in accordance with the terms and conditions of such plans.
          (e) Changes to Executive Benefit Plans. Nothing in this Agreement shall prevent the Company from changing, modifying, amending or terminating the welfare, fringe and retirement benefit plans and policies made available to the Company’s executives and other employees so as to eliminate, reduce or otherwise change prospectively any benefits payable under any such plan or policy.
          (f) Indemnification. The Executive shall be indemnified (and advanced expenses) to the fullest extent permitted under the Company’s articles and by-laws or under the Indemnification Agreement, dated June 30, 2005, by and between the Company and the Executive (which Agreement shall remain in full force and effect).
5. Retention Bonus.
     5.1 First Retention Bonus. Subject to the Executive’s compliance with Section 5.3 below, and provided that the Executive’s employment hereunder has not terminated on or before the first (1st) anniversary of the Effective Date (the “First Retention Date”), the Executive shall receive a cash payment (the “First Retention Bonus”) equal to one hundred sixty-eight thousand seven hundred fifty US dollars (US$168,750).
     5.2 Second Retention Bonus. Subject to the Executive’s compliance with Section 5.3 below, and provided that the Executive’s employment hereunder has not terminated on or before the second (2nd) anniversary of the Effective Date (the “Second Retention Date”), the Executive shall receive a cash payment (the “Second Retention Bonus”) equal to one hundred twelve thousand five hundred US dollars (US$112,500).
     5.3 Conditions to Receipt of Retention Bonuses. As a condition to receiving each of the First Retention Bonus and the Second Retention Bonus, the Executive shall timely sign, and not revoke, a release of claims in substantially the form attached hereto as Annex A, as modified to the extent necessary to comply with or reflect changes in applicable law after the Agreement Date (the “Retention Bonus Release”). To be timely, a Retention Bonus Release for each of the First Retention Bonus and the Second Retention Bonus must become effective and irrevocable no later than sixty (60) days following the First Retention Date or the Second Retention Date, as applicable (the “Retention Bonus Release Deadline”). If a Retention Bonus Release does not become effective and irrevocable by the applicable Retention Bonus Release Deadline, the Executive will forfeit any rights to receive the applicable retention bonus. In addition, as a condition to receiving the First Retention Bonus and the Second Retention Bonus, the Executive must continue to comply with Section 8 of this Agreement, and the terms of any confidential information agreement, proprietary information and inventions agreement and such other similar agreement between the Executive and the Company, through the date that payment of the applicable Retention Bonus becomes due. The Executive’s eligibility for the retention bonuses shall terminate immediately if the Executive, at any time, violates any such agreement.
     5.4 Timing of Payment of Retention Bonuses. Payment of the retention bonuses provided in this Section 5 shall be made in a lump sum cash payment, subject to tax withholding and other authorized deductions, upon a regularly scheduled Company payroll date, as soon as practicable following the date the Retention Bonus Release for such bonus becomes effective but in no event later than the 15th day of the third month following the year in which the First Retention Date or the Second Retention Date, as applicable, occurs.
6. Termination.
     6.1 Termination of Employment.
          (a) By the Company. The Company may terminate the Executive’s employment hereunder for Cause, as defined and described in Section 6.1(c) below. The Company may also terminate the Executive’s employment hereunder other than for Cause, and without advance notice, by delivery of a written notice of termination to the Executive.
          (b) By the Executive. The Executive may terminate his employment hereunder with Good Reason, as defined and described in Section 6.1(d) below. The Executive may also terminate his employment hereunder other than for Good Reason, and without advance notice, by delivery of a written notice of termination to the Company.
          (c) Cause. For purposes of this Agreement, “Cause” shall mean (A) in connection with his services hereunder, the Executive commits a material act of dishonesty or a knowing and willful breach of fiduciary duty, which act or breach causes (or should reasonably be expected to cause) significant harm to the Company; (B) the Executive commits a felony involving moral turpitude or engages in unlawful, dishonest, or unethical conduct that a reasonable person would consider materially damaging to the reputation of the Company; (C) the Executive engages in willful misconduct that materially violates the Company’s policies, which misconduct causes (or should reasonably be expected to cause) significant harm to the Company; (D) the Executive materially breaches any material agreement between the Executive and Company (including this Agreement) which breach causes (or should reasonably be expected to cause) significant harm to the Company; or (E) the Executive willfully refuses to perform duties reasonably assigned to him under this Agreement or to comply with reasonable written directions from the Board. Notwithstanding anything in this Agreement or elsewhere to the contrary, the Company may terminate the Executive’s employment for Cause only if (x) the Company gives the Executive written notice specifying the grounds upon which Cause is alleged and (y) the Executive fails to cure such grounds for Cause within 15 days after he receives such notice, unless such grounds for Cause are not curable.
          (d) Good Reason. For purposes of this Agreement, “Good Reason” for the Executive to terminate his employment hereunder will exist if any of the following events occur without his prior written consent: (A) any relocation of his principal place of employment to a location that is more than fifty (50) miles from Princeton, New Jersey; or (B) any material diminution of his authorities or responsibilities as Chief Executive Officer and President of the

Company that occurs after the Effective Date (other than as a result of the Company (i) no longer being an independent publicly held company and (ii) being made part of a larger group of entities owned wholly or in part by Parent). Notwithstanding the foregoing, the Executive may only terminate his employment hereunder with Good Reason if (x) he gives written notice to the Company within ninety (90) days of the initial existence of the event that gives rise to Good Reason, (y) the event remains uncured for thirty (30) days after such notice is given by him, and (z) he terminates his employment with the Company within 180 days after the event occurs.
          (e) Death or Disability. The Executive’s employment hereunder shall terminate automatically upon his death. If the Executive shall become physically or mentally disabled, whether totally or partially, either permanently or so that the Executive has been unable as a result of such disability to substantially perform his duties hereunder for ninety (90) days during any 365-day period (a “Disability”), either Party may terminate the Executive’s employment for Disability on written notice to the other Party. In connection with determining whether a Disability exists, the Executive shall, when reasonably requested by the Company, (A) make himself available for medical examinations by one or more physicians chosen by the Company and (B) grant to the Company and any such physicians access to all relevant medical information concerning him, arrange to furnish copies of his medical records to the Company and use his best reasonable efforts to cause his own physicians to be available to discuss his health with the Company. If the Company is terminating the Executive’s employment for Disability, the Company shall bear the reasonable costs directly incurred by his own physicians during the period of time in which they are discussing the Executive’s health with the Company if the Company is terminating the Executive’s employment for Disability. If the Executive terminates his employment for Disability, the Executive shall bear the costs described in the preceding sentence.
     6.2 Payments and Benefits Upon any Termination. On any termination of the Executive’s employment hereunder, the Executive shall be entitled to any earned but unpaid Base Salary, any accrued but unused vacation, any unreimbursed expenses through the date that his employment hereunder terminates (the “Termination Date”), rights to indemnification in accordance with Section 4.4(f), any amount or benefit then or thereafter due to Executive under the Company’s welfare and retirement benefit plans and arrangements in accordance with the terms and conditions of such plans and arrangements as in effect as of immediately prior to the Executive’s termination (e.g., 401(k) accounts, unreimbursed medical benefits, etc.), and any other payments (or benefits) that became due under this Agreement on or before the Termination Date, but have not yet been paid or provided (the “Accrued Benefits”).
     6.3 Payments and Benefits Upon Termination without Cause or with Good Reason. Subject to the Executive’s compliance with Section 6.5 below, if the Executive’s employment hereunder is terminated (x) by the Company other than (i) for Cause, (ii) for Disability or Death, or (iii) pursuant to a notice of non-extension of the Term, or (y) by the Executive with Good Reason, the Executive shall be entitled to the following:
          (a) severance payments aggregating two (2) times the sum of (x) his Base Salary as of the Termination Date and (y) his target Annual Bonus for the year in which the termination occurs (or his target 2010 Annual Bonus if the termination occurs during 2010), payable in equal cash installments beginning on the first payroll date following the date that the

Severance Release (as defined in Section 6.5) becomes effective in accordance with its terms (the “Release Effective Date”) and ending on the second anniversary of the Termination Date, and paid in accordance with the Company’s standard payroll practices (but no less frequently than monthly);
          (b) to the extent not yet fully paid, the 2010 Annual Bonus, any Annual Bonus or any LTIP bonus earned for any year or other performance period ending on or before the Termination Date, whether or not such bonus has yet become due for payment, with any such bonus to be paid when it would have been paid if the Executive had remained employed hereunder (or, if later, on the Release Effective Date) (each such bonus, an “Earned Bonus”); and
          (c) for each performance period under an LTIP that has begun, but not yet ended, as of the Termination Date and with respect to which the Executive has completed at least one (1) year or more of the performance period, a lump amount equal to the product of (x) and (y), where (x) is the actual amount, if any, that would have been paid to the Executive in respect of such performance period had he remained employed hereunder, based on the extent to which the applicable performance goal(s) for such performance period are achieved, all as determined by the Board reasonably, in good faith, and in accordance with the terms and conditions of the LTIP, and (y) is a fraction, the numerator of which is the number of days the Executive was employed by the Company during such performance period and the denominator of which is the number of days in such performance period (each, a “Pro Rata LTIP Bonus”), to be paid at such time as the LTIP bonus for such performance period would have been paid pursuant to Section 4.3, above, if the Executive had remained employed hereunder (or, if later, on the Release Effective Date).
     6.4 Payments and Benefits Upon Other Terminations.
          (a) If the Executive’s employment hereunder is terminated (x) by the Company for Cause, or (y) by the Executive voluntarily without Good Reason and not for Disability, then the Executive will be entitled to receive only the Accrued Benefits. For purposes of clarity, subject to applicable law, upon a termination by the Company for Cause or a voluntary termination by the Executive without Good Reason and not for Disability, the Executive will be entitled to receive no further payments of incentive compensation that were not yet already due to be paid as of the Termination Date, under any bonus plan, LTIP, or other similar arrangements of the Company or its affiliates.
          (b) Death or Disability. Subject to the Executive’s compliance with Section 6.5 below, if the Executive’s employment hereunder terminates due to his death or Disability, the Executive shall be entitled to receive only the Accrued Benefits and:
               (i) any Earned Bonus, to be paid as provided in Section 6.3(b), above; and
               (ii) any Pro Rata LTIP Bonus, to be paid as provided in Section 6.3(c) above.
          (c) Termination Upon Non-Renewal of the Term by the Company. If the Executive’s employment hereunder terminates pursuant to a non-extension of the Term by the

Company in accordance with Section 2, subject to the Executive’s compliance with Section 6.5 below, he shall be entitled to only the Accrued Benefits and:
               (i) any Earned Bonus, to be paid as provided in Section 6.3(b), above; and
               (ii) an amount equal to six (6) months of his Base Salary as of the Termination Date, payable in equal cash installments beginning on the first payroll date following the date that the Severance Release becomes effective in accordance with its terms and ending on the six (6) month anniversary of the Termination Date, and paid in accordance with the Company’s standard payroll practices (but no less frequently then monthly).
          (d) Termination upon Non-Renewal of the Term by the Executive. If the Executive’s employment hereunder terminates pursuant to a non-extension of the Term by the Executive in accordance with Section 2, then the Executive will be entitled to receive only the Accrued Benefits.
     6.5 Release. The receipt of any payment pursuant to Section 6.3, 6.4(b) or 6.4(c), above, will be subject to the Executive timely signing and not revoking a release in substantially the form attached hereto as Annex A (the “Severance Release”). To be timely, the Severance Release must become effective and irrevocable no later than sixty (60) days following the Termination Date (or, in the case of the Executive’s death, no later than six (6) months following the Termination Date) (the “Severance Release Deadline”). If the Severance Release does not become effective and irrevocable by the Severance Release Deadline, the Executive will forfeit any rights to the severance benefits described in Section 6.2. In no event will any severance benefits be paid under Section 6.3, 6.4(b) or 6.4(c), above, until the Severance Release becomes effective and irrevocable.
7. Section 280G. Notwithstanding anything herein to the contrary, in the event that any payments or benefits paid or payable hereunder or otherwise, including, but not limited to, under the Prior Employment Agreement, to the Executive (the “Payments”) would (a) constitute “parachute payments” within the meaning of Section 280G of the Code, and (b) but for this sentence, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payments will be reduced to be equal to the Reduced Amount if and to the extent that a reduction in the Payments would result in the Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income and employment taxes and the Excise Tax), than if the Executive received the entire amount of such Payments in accordance with their existing terms. The “Reduced Amount” will be the largest portion of the Payments that would result in no portion of the Payments being subject to the Excise Tax. If there is a reduction of payments to the Reduced Amount under this Section 7, such reduction will occur in the following order: (i) reduction of the Second Retention Bonus (if and to the extent considered a “parachute payment”); (ii) reduction of the First Retention Bonus (if and to the extent considered a “parachute payment”); (iii) reduction of cash severance benefits and other cash “parachute payments”, in the reverse order of the date such payments are due. The Executive may not exercise any discretion with respect to the ordering of any reductions of payments or benefits under this Section 7. Unless the Parties otherwise agree in writing, any determination required under this Section 7 shall be made in writing by the Company’s or an affiliate’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section 7, the Accountants may make reasonable assumptions and approximations concerning applicable taxes. The Parties shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 7. The Company shall bear all costs incurred for and by the Accountants in connection with any calculations or determinations contemplated by this Section 7.
8. Protection of Confidential Information; Non-Competition; Non-Solicitation; Non-Disparagement.
     8.1 Acknowledgment. The Executive agrees and acknowledges that in the course of rendering services to the Company and its clients and customers he has acquired and will acquire access to and become acquainted with confidential information about the professional, business and financial affairs of the Company, its subsidiaries and affiliates that is non-public, confidential or proprietary in nature. The Executive acknowledges that the Company is engaged in a highly competitive business and the success of the Company in the marketplace depends upon its good will and reputation for quality and dependability. The Executive agrees and acknowledges that reasonable limits on his ability to engage in activities competitive with the Company are warranted to protect its substantial investment in developing and maintaining its status in the marketplace, reputation and goodwill. The Executive recognizes that in order to guard the legitimate interests of the Company, it is necessary for it to protect all confidential information. The existence of any claim or cause of action by Executive against the Company shall not constitute and shall not be asserted as a defense to the enforcement by the Company of this Agreement. Executive further agrees that his obligations under this Section 8 shall be absolute and unconditional, and shall exist regardless of the nature of the termination of Executive’s employment, including but not limited to whether Executive’s employment is not renewed pursuant to Section 2 of this Agreement, is terminated pursuant to Section 6 of this Agreement, is terminated by mutual agreement, or otherwise.
     8.2 Confidential Information. During and at all times after the Executive’s employment hereunder, the Executive shall keep secret all non-public information, matters and materials of the Company (including subsidiaries or affiliates), including, but not limited to, know-how, trade secrets, customer lists, vendor or supplier information, pricing policies, operational methods, any information relating to the Company’s (including any subsidiaries or affiliates) products or product development, processes, product specifications and formulations, artwork, designs, graphics, services, budgets, business and financial plans, marketing and sales plans and techniques, employee lists and other business, financial, commercial and technical information of the Company (including any subsidiaries and affiliates) (collectively, “Confidential Information”), to which he has had or may have access and shall not (other than in connection with performing his duties hereunder during the Term) use or disclose such Confidential Information other than (a) to or for the Company, its authorized employees and such other persons as the Company may have authorized, (b) as may be required by law and then only after consultation with the Company to the extent practicable, (c) to the Executive’s personal advisors for purposes of enforcing or interpreting this Agreement, who in each case have been informed as to the confidential nature of such Confidential Information and their obligation to keep such Confidential Information confidential, or (d) to a court, arbitrator or mediator for the purpose of enforcing or interpreting this Agreement. “Confidential Information” shall not include any information which is in the public domain, provided such information is not in the public domain as a consequence of disclosure by the Executive in violation of this Agreement or by any other party in violation of a confidentiality or non-disclosure agreement with the Company. Upon termination of his employment for any reason, the Executive shall deliver to the Company all documents, data, papers and records of any nature and in any medium (including, but not limited to, electronic media) in his possession or subject to his control that (i) belong to the Company or (ii) contain or reflect Confidential Information.
     8.3 Non-Competition. During the Executive’s employment hereunder and for an additional period ending on the later of (i) the second anniversary of the Effective Date, and (ii) the first anniversary of the Termination Date, the Executive shall not, in any capacity, whether for his own account or on behalf of any other person or organization, directly or indirectly, with or without compensation, (a) own, operate, manage, control, or otherwise engage in, (b) serve as an officer, director, partner, member, employee, agent, consultant, advisor or developer or in any similar capacity to or (c) have any financial interest in, or assist anyone else with respect to, any business that competes with the business of the Company as it was configured during the Term; provided, however, that the Executive shall be permitted to own less than five percent (5%) of any class of publicly traded securities of any company.
     8.4 Non-Solicitation of Customers and Employees. During the Executive’s employment hereunder and for an additional period ending on the second anniversary of the Termination Date (the “Restricted Period”), Executive shall not, in any capacity, whether for his own account or on behalf of any other person or organization, directly or indirectly, with or without compensation, (a) solicit, divert or encourage any officers, directors, employees, agents, consultants or representatives of the Company (including any subsidiary), to terminate his, her or its relationship with the Company (including any subsidiary), (b) hire any such officer, director, employee, consultant or representative so solicited, diverted or encouraged, (c) solicit, divert or encourage any officers, directors, employees, agents, consultants or representatives of the Company (including any subsidiary) to become officers, directors, employees, agents, consultants or representatives of another business, enterprise or entity, (d) hire any employee of the Company (including any subsidiary) who has left the employment of the Company (including any subsidiary) (other than as a result of the termination of such employee’s employment by the Company (including any subsidiary)) within 12 months of termination of such employee’s employment, (e) solicit, divert or appropriate any customers, clients, vendors or distributors of the Company (including any subsidiary) in any manner that harms the Company, or (f) influence or attempt to influence any of the customers, clients, vendors, distributors or business partners of the Company (including any subsidiary) to transfer his, her or its business or patronage from the Company to any competitor of the Company.
     8.5 Non-Disparagement. During the Restricted Period (other than in connection with carrying out his duties hereunder during the Term), the Executive shall not, directly or indirectly, (i) make any statement, whether in commercial or non-commercial speech, disparaging or criticizing in any way the Company or any of its subsidiaries or affiliates, or any products or services offered by any of these entities, or (ii) engage in any other conduct or make any other statement that, in each case, should reasonably be expected to impair the goodwill or reputation of the Company; provided, however, that nothing herein or elsewhere shall prevent the Executive from making disclosures or truthful statements required by law or by any court, arbitrator, governmental body or other person with apparent authority to require such disclosures or statements.
     8.6 Remedies for Breach. The Parties agree that the restrictive covenants contained in this Agreement are severable and separate, and the unenforceability of any specific covenant herein shall not affect the validity of any other covenant set forth herein. Executive acknowledges that the Company will suffer irreparable harm as a result of a breach of such restrictive covenants by Executive for which an adequate monetary remedy does not exist and a remedy at law may prove to be inadequate. Accordingly, in the event of any actual or threatened breach by Executive of any provision of this Agreement, the Company shall, in addition to any other remedies permitted by law, be entitled to obtain remedies in equity, including, but not limited to, specific performance, injunctive relief, a temporary restraining order, and/or a preliminary and/or permanent injunction in any court of competent jurisdiction, to prevent or otherwise restrain a breach of this Section 8 without the necessity of proving damages, posting a bond or other security. Such relief shall be in addition to and not in substitution of any other remedies available to the Company. The existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of said covenants. Executive shall not defend on the basis that there is an adequate remedy at law. In addition to and not in lieu of any other remedy that the Company may have under this Section 8 or otherwise, in the event of any breach of any provision of this Section 8 during the period during which Executive is entitled to receive payments and benefits pursuant to Section 6, which breach is not cured within fifteen (15) days of written notice thereof to Executive from the Company, such period shall terminate as of the date of such breach and Executive shall not thereafter be entitled to receive any salary or other payments or benefits under this Agreement with respect to periods following such date.
     8.7 Modification. The Parties agree and acknowledge that the duration, scope and geographic area of the covenants described in this Section 8 are fair, reasonable and necessary in order to protect the Confidential Information, goodwill and other legitimate interests of the Company and that adequate consideration has been received by the Executive for such obligations. The Executive further acknowledges that after termination of his employment with the Company for any reason, he will be able to earn a livelihood without violating the covenants described in this Section 8. If, however, for any reason any court of competent jurisdiction determines that the restrictions in this Section 8 are not reasonable, that consideration is inadequate or that the Executive has been prevented unlawfully from earning a livelihood, such restrictions shall be interpreted, modified or rewritten to include the maximum duration, scope and geographic area identified in this Section 8 as will render such restrictions valid and enforceable.
9. Miscellaneous.
     9.1 Entire Agreement. This Agreement, together with the Indemnification Agreement, dated June 30, 2005, by and between the Company and the Executive, contains the entire understanding and agreement among the Parties concerning the specific subject matter hereof and supersedes in its entirety, as of the Effective Date, the Prior Employment Agreement

and any other prior understandings or agreements between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof, except for payments or benefits under the Prior Employment Agreement that were due at any time prior to the Effective Date but have not yet been paid or provided.
     9.2 Assignability; Binding Nature.
          (a) This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns. Notwithstanding the foregoing, no rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to Accrued Benefits payable upon his death and the compensation payable in accordance with Section 6.4(b), which may be transferred only by will or the laws of descent and distribution. The Executive shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive the Accrued Benefits payable upon his death and the compensation payable in accordance with Section 6.4(b) by giving the Company written notice thereof in advance of his death. In the event of the Executive’s death, references in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiaries, heirs, or executors for purposes of Section 6.5 and determining the recipient of the Accrued Benefits payable upon his death and the compensation payable in accordance with Section 6.4(b).
          (b) No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights and obligations may be assigned or transferred pursuant to a merger, consolidation or other combination in which the Company is not the continuing entity, or a sale or liquidation of all or substantially all of the business and assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the business and assets of the Company and such assignee or transferee expressly assumes the liabilities, obligations and duties of the Company as set forth in this Agreement. In the event of any merger, consolidation, other combination, sale of business and assets, or liquidation as described in the preceding sentence, the Company shall use its best reasonable efforts to cause such assignee or transferee to promptly and expressly assume the liabilities, obligations and duties of the Company hereunder.
     9.3 Representations.
          (a) The Company represents and warrants that (i) it is fully authorized by action of its Board (and of any other individual, entity, or body (a “Person”) whose action is required) to enter into this Agreement and to perform its obligations under it, (ii) the execution, delivery and performance of this Agreement by it does not violate any applicable law, regulation, order, judgment or decree or any agreement, arrangement, plan or corporate governance document to which it is a party or by which it is bound and (iii) upon the execution and delivery of this Agreement by the Parties, this Agreement shall be its valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally; provided, however, that upon any termination of the Merger Agreement without the Closing of the Merger occurring, this Agreement shall terminate and be of no force or effect.

          (b) The Executive represents and warrants that (i) to the best of his knowledge and belief, delivery and performance of this Agreement by him does not violate any law or regulation applicable to the Executive, (ii) execution, delivery and performance of this Agreement by him does not violate any applicable order, judgment or decree or any agreement to which the Executive is a party or by which he is bound and (iii) upon the execution and delivery of this Agreement by the Parties, this Agreement shall be a valid and binding obligation of the Executive, enforceable against him in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally; provided, however, that upon any termination of the Merger Agreement without the Closing of the Merger occurring, this Agreement shall terminate and be of no force or effect.
     9.4 Governing Law. This is a New Jersey contract and shall be construed under and is governed in all respects by the laws of New Jersey, without giving effect to any conflict of laws principles of New Jersey law. Any legal action or suit related in any way to this Agreement shall be brought exclusively in the federal or state courts of New Jersey. Both Parties agree that the federal or state courts of New Jersey are the exclusive convenient forum for the resolution of disputes.
     9.5 Amendments. No amendment of any provision of this Agreement shall be valid unless the same shall be set forth in a writing that expressly identifies the provision(s) of this Agreement that are being amended and that is signed by both of the Parties, as well as by the Parent for so long as the Parent is a third party beneficiary hereof under Section 9.6. No waiver by any Person of any breach of any condition or provision contained in this Agreement shall be deemed a waiver of any similar or dissimilar condition or provision at the same or any prior or subsequent time. To be effective, any waiver must be set forth in a writing signed by the waiving Person and must specifically refer to the condition(s) or provision(s) of this Agreement being waived. The headings of the Sections and sub-sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement. Except as otherwise set forth in this Agreement, the respective rights and obligations of the Parties hereunder shall survive any termination of the Executive’s employment hereunder.
     9.6 Third Party Beneficiaries. Each Party hereby agrees that Parent is an intended third party beneficiary of this Agreement and shall be entitled to enforce the terms hereof to the same extent as a party hereto, provided that such third party beneficiary status of Parent shall irrevocably terminate, and Parent shall no longer be entitled to any rights hereunder, upon any termination of the Merger Agreement without the Closing of the Merger occurring, or on the date that the Company is no longer a majority-owned direct or indirect subsidiary of the Parent. Other than as set forth in this Section 9.6, nothing shall be construed to confer upon or give to any Person (other than the Parties) any rights or remedies under or by reason of this Agreement.
     9.7 Notices. Any notice, consent, demand, request, or other communication given to any Person in connection with this Agreement shall be in writing and shall be deemed to have been given to such Person (x) when delivered personally to such Person or (y), provided that a written acknowledgment of receipt is obtained, five days after being sent by prepaid certified or registered mail, or two days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such Person (or to such other address as such Person shall have specified by ten days’ advance notice given in accordance with this Section 9.7).

If to the Company:	Intelligroup, Inc.
5 Independence Way, Suite 220
Princeton, NJ 08540
Attn: Alok Bajpai

With copies to:	NTT Data Corporation
Toyosu Center Bldg.
3-3, Toyosu 3-chome
Koto-ku, Tokyo 135-6033
Japan Attention: Koji Miyajima

Morrison & Foerster, LLP
1290 Avenue of the Americas
New York, NY 10104
Attn: Spencer D. Klein, Esq.

If to the Executive:	The address of his principal residence as it appears in the Company’s records, with a copy to him (during the Term) at his principal office.

With a copy to:
Morrison Cohen LLP
909 Third Avenue, 27th Floor
New York, NY 10022
Attn: Robert M. Sedgwick, Esq.
     9.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
     9.9 Withholding Taxes. The Company may withhold from any amount or benefit payable under this Agreement taxes that it is required to withhold pursuant to any applicable law or regulation.
     9.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument. Signatures delivered by facsimile shall be effective for all purposes.
     9.11 Legal Fees. Each Party shall be responsible for its legal fees and charges of counsel incurred by such Party in connection with negotiating, documenting and implementing the arrangements set forth in this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
INTELLIGROUP, INC.

By:	By:

Name		Vikram Gulati

Title

ANNEX A
RELEASE OF CLAIMS
     1. Release of Claims. In partial consideration of the payments and benefits described in Section [5.1] [5.2] [6.3] [6.4(b)] [6.4(c)] of the Employment Agreement dated as of June                      2010, between                      , a New Jersey Corporation (together with its successors and assigns, the “Company”), and the undersigned (the “Executive”), to which the Executive agrees that the Executive is not entitled until and unless the Executive executes this Release and it becomes effective in accordance with the terms hereof, the Executive, for and on behalf of himself and his heirs, successors and assigns, subject to the last two sentences of this Section 1, hereby waives and releases any employment, compensation or benefit-related common law, statutory or other complaints, claims, charges or causes of action of any kind whatsoever, both known and unknown, in law or in equity, which the Executive ever had, now has or may have against the Company and its shareholders, parents, subsidiaries, successors, assigns, directors, officers, partners, members, managers, employees, trustees (in their official and individual capacities), employee benefit plans and their administrators and fiduciaries (in their official and individual capacities), representatives or agents, and each of their affiliates, successors and assigns, (collectively, the “Releasees”) by reason of acts or omissions which have occurred on or prior to the date that the Executive signs this Release, including, without limitation, any complaint, charge or cause of action arising out of the Executive’s employment or termination of employment, or any term or condition of that employment, or arising under federal, state or local laws pertaining to employment, including the Age Discrimination in Employment Act of 1967 (“ADEA,” a law which prohibits discrimination on the basis of age), the Older Workers Benefit Protection Act, the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, all as amended, and any other federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, all claims under federal, state or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any related claims for attorneys’ fees and costs. The Executive further agrees that this Release may be pleaded as a full defense to any action, suit, arbitration or other proceeding covered by the terms hereof which is or may be initiated, prosecuted or maintained by the Executive, Executive’s descendants, dependents, heirs, executors, administrators or permitted assigns. By signing this Release, the Executive acknowledges that the Executive intends to waive and release any rights known or unknown that the Executive may have against the Releasees under these and any other laws. Notwithstanding anything in this Release to the contrary, the Executive does not waive or release claims with respect to (i) any rights that arise under, or are preserved by, the Employment Agreement, (ii) any rights against any Releasee (other than the Company and its affiliates) that do not arise out of, or relate to, the Executive’s employment with the Company, his service for the Company, or the termination thereof, or (iii) any claims which may not be released as a matter of law, (collectively, the “Unreleased Claims”).
     2. Proceedings. The Executive acknowledges that the Executive has not filed any complaint, charge, claim or proceeding, except with respect to an Unreleased Claim, if any,

against any of the Releasees before any local, state or federal agency, court or other body (each individually a “Proceeding”) that he has not disclosed to the Company, and that he will use his best reasonable efforts to discontinue any such Proceeding. The Executive (i) acknowledges and agrees that the Executive will not initiate or cause to be initiated on his behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law or insofar as it relates to Unreleased Claims; and (ii) waives any right the Executive may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding (except to the extent that it relates to Unreleased Claims), including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”). Further, the Executive understands that, by executing this Release, the Executive will be limiting the availability of certain remedies that the Executive may have against the Company and limiting also the ability of Executive to pursue certain claims against the Releasees. Notwithstanding the above, nothing in Section 1 or 2 of this Release shall prevent the Executive from (i) initiating or causing to be initiated on his behalf any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body challenging the validity of the waiver of his claims under ADEA contained in Section 1 of this Release (but no other portion of such waiver); (ii) initiating or participating in an investigation or Proceeding conducted by the EEOC; or (iii) pursuing any Unreleased Claims.
     3. Time to Consider. The Executive acknowledges that the Executive has been advised that he has [twenty-one (21)] [forty-five (45)] days from the date of receipt of this Release to consider all the provisions of this Release, and that if the Executive chooses to sign this Release earlier, the Executive does hereby knowingly and voluntarily waive said given [twenty-one (21)] [forty-five (45)] day period. THE EXECUTIVE FURTHER ACKNOWLEDGES THAT THE EXECUTIVE HAS READ THIS RELEASE CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO CONSULT AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW THE EXECUTIVE IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN SECTION 1 OF THIS RELEASE AND THE OTHER PROVISIONS HEREOF. THE EXECUTIVE ACKNOWLEDGES THAT THE EXECUTIVE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS RELEASE, AND THE EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.
     4. Revocation. The Executive hereby acknowledges and understands that Executive shall have seven (7) days from the date of execution of this Release to revoke this Release (including, without limitation, any and all claims arising under the ADEA) and that neither the Company nor any other person is obligated to provide any benefits to the Executive pursuant to Section [5.1] [5.2] [6.3] [6.4(b)] [6.4(c)] of the Employment Agreement until eight (8) days have passed since the Executive’s signing of this Release without the Executive having revoked this Release, in which event the Company immediately shall arrange and/or pay for any such benefits otherwise attributable to said eight- (8) day period, consistent with the terms of the Employment Agreement. If the Executive revokes this Release, the Executive will be deemed not to have accepted the terms of this Release, and no action will be required of the Company under any provision of this Release.

     5. No Admission. This Release does not constitute an admission of liability or wrongdoing of any kind by the Executive or the Company.
     6. General Provisions. A failure of any of the Releasees to insist on strict compliance with any provision of this Release shall not be deemed a waiver of such provision or any other provision hereof. If any provision of this Release is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Release shall remain valid and binding upon the Executive and the Releasees.
     7. Governing Law. The validity, interpretations, construction and performance of this Release shall be governed by the laws of the State of New Jersey without giving effect to conflict of laws principles.
     IN WITNESS WHEREOF, the Executive has hereunto set his hand as of the day and year set forth opposite his signature below.

DATE	VIKRAM GULATI

ANNEX B
SECTION 409A ADDENDUM
     Notwithstanding anything to the contrary in the Agreement, no severance pay or benefits to be paid or provided to the Executive, if any pursuant to the Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until the Executive has had a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to the Executive, if any, that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until the Executive has had a “separation from service” within the meaning of Section 409A. Each payment and benefit payable under the Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
     Any severance payments or benefits under the Agreement that would be considered Deferred Payments will be paid or will commence on the sixtieth (60th) day following the Executive’s separation from service, or, if later, such time as required by the next paragraph.
     Notwithstanding anything to the contrary in the Agreement, if the Executive is a “specified employee” within the meaning of Section 409A at the time of the Executive’s termination (other than due to death), then the Deferred Payments that would otherwise have been payable within the first six (6) months following the Executive’s separation from service, will be paid on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of the Executive’s separation from service, but in no event later than seven months after the date of such separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Executive dies following the Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.
     Any amount paid under the Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments. Any amount paid under the Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constituted Deferred Payments. For this purpose, the “Section 409A Limit” will mean two (2) times the lesser of: (i) the Executive’s annualized compensation based upon the annual rate of pay paid to him during the Executive’s taxable year preceding his taxable year of his separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal

Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which the Executive’s separation from service occurred.
     The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and the Executive agree to work together in good faith to consider amendments to the Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Executive under Section 409A.